Exhibit 10.26

Note: Only UKRF is authorized to negotiate modifications to this document

COST REIMBURSEMENT AGREEMENT

Between

PDS Biotechnology

and

THE UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION

THIS AGREEMENT, having an Effective Date of I November 2015, is made by and between PDS Biotechnology, a corporation having its principal place of business at 675 US Hwy I, North Brunswick, NJ 08902 (hereinafter referred to as "COMPANY"), and the UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION, with offices and place of business at 109 Kinkead Hall, Lexington, KY 40506-0057 (hereinafter referenced to as "FOUNDATION") and

WITN ESSETH:

WHEREAS, COMPANY has identified and related specific tasks described under ARTICLE I; and

WHEREAS, FOUNDATION is available and qualified to perform such tasks.

NOW THEREFORE, in consideration of the promises and the mutual covenant's contained herein, the parties agree as follows:

ARTICLE I - Scope of Work

FOUNDATION agrees to USE ITS BEST EFFORTS TO perform the work outlined in NITACHMENT I Statement of Work.

ARTICLE II - Period of Performance

The period of performance shall commence on Effective Date and shall terminate on 30 June 2016 unless extended by written mutual agreement of parties or is terminated in accordance with the provisions of Article XIV. FOUNDATION shall notify COMPANY, as soon as possible, of any reason that might contribute to the failure to perform within the specified performance period even if such reason is beyond the control and without fault or negligence of the FOUNDATION.

ARTICLE III - Consideration, Records, and Billing Instructions

1.	FOUNDATION shall be paid an amount not to exceed U.S. $19,849_ by COMPANY under this agreement unless a modification for additional funds is issued by the COMPANY.

2.
Payments shall be made to FOUNDATION by COMPANY on a cost reimbursement basis based on the budget outlined in Attachment 2. This agreement may be subject to all applicable laws and regulations of the United States that apply to assistance instruments without regard of whether they are specifically referenced herein. The following OMB circulars have been consolidated into 2 CFR 200 which is incorporated into the AGREEMENT by reference:

Institutions of Higher Education (OMB Circular A-21)
State and Local Governments (OMB Circular 87)
Nonprofit Organizations other than Institutions of Higher
Education and Hospitals (OMB Circular A-I22)
For-profit Hospitals (45 CFR 74, Appendix E)
For-profit (Commercial) Organizations (48 CFR 31.2)

3.
A final statement of cumulative costs incurred, including cost sharing if any, clearly marked "FINAL" will be submitted to COMPANY, n than sixty (60) days after Agreement end date. The FOUNDATION's final statement of costs to COMPANY shall constitute the final financ

Whenever a payment becomes forty-five (45) clays past due, FOUNDATION reserves the right to stop work until payment is received.

Checks shall be made payable to University of Kentucky Research Foundation and mailed (not over night) to:

University of Kentucky Research Foundation
do PNC Bank P.O. Box 931113
Cleveland, OH 44193

ARTICLE IV - Designated Representatives

1.	Technical Representative

For COMPANY:	For FOUNDATION

Name:	Greg Conn	Name:	Jerold Woodward
Address:	Address:	Microbiology & Immunology, UK Medical Center,
800 Rose St., MN426, Lexington, KY 40536
Telephone:	Telephone: 859-323-5538
Email: jwoodl@uky.edu

2.	Administrative Representative

For COMPANY:	For FOUNDATION

Name:	Frank Bedu-Addo	Name:	Kim Carter
Address:	Address:	University of Kentucky Research Foundation
109 Kinkead Hall, Lexington, KY 40506-0057
Telephone:	Telephone/Email:	859-323-5538
kccarter.1@uky.edu

ARTICLE V - Reports

FOUNDATION will I submit in a timely manner those reports described in the Scope of Work. Such reports shall be in the format agreed to by the Designated Technical Representative.

ARTICLE VI - Patents and Inventions

1.
a) All rights and title to all inventions, improvements and/or discoveries, including software, know-how, patent and other intellectual or industrial property conceived and/or made solely by one or more employees or students of FOUNDATION in the performance of the agreement and that grow directly from, are derived from, could not have been accomplished or realized without the use of, or directly rely upon COMPANY's proprietary material or confidential information (i.e. a derivative, improvement, application or modification to COMPANY's existing IP or proprietary product/material), shall be owned by COMPANY. FOUNDATION shall and hereby does assign such rights to COMPANY.

b) All rights and title to all inventions, improvements and/or discoveries, including software, know-how, patent and other intellectual or industrial property conceived and/or made solely by one or more employees or students of FOUNDATION in the performance of the agreement that do not meet the description contained in I.a) above shall be owned by FOUNDATION and licensable to COMPANY in accordance with section 4 below.

c) All rights and title to all inventions, improvements and/or discoveries, including software, know-how, patent and other intellectual or industrial property conceived and/or made solely by one or more employees of COMPANY in the performance of the agreement, shall belong to the COMPANY.

d) All rights and title to all inventions, improvements and/or discoveries, including software, know-how, patent and other intellectual or industrial property conceived and/or made jointly by one or more employees or students of FOUNDATION and one or more employees of COMPANY in the performance of the agreement, shall belong jointly to the FOUNDATION and COMPANY. However, if the jointly created invention, improvement or discovery meets the description contained in a) above, then the company shall retain full and exclusive ownership.

2.
FOUNDATION shall promptly notify COMPANY of any inventions, improvements, discoveries, software and the like conceived and/or made during the performance of this agreement (hereafter "Inventions"). Disclosures submitted by FOUNDATION to COMPANY shall be identified as confidential.

3.
The filing, prosecution, and maintenance of patent applications and patents covering Inventions shall be carried out by the owner thereof, at the said owner's sole discretion and expense. In the event the owner elects not to apply for any such patents, the other party shall have the option, at its sole expense, to apply for the patents. FOUNDATION and COMPANY will cooperate in the filing, prosecution and maintenance of joint inventions.

4.
COMPANY shall have the right to be the first to negotiate terms for a royalty-bearing, exclusive worldwide license to make, sell and use, any discovery, know-low, or patented invention developed by FOUNDATION in the performance of this agreement that fits the description in I. b) and d) above. COMPANY and FOUNDATION shall negotiate in good faith the terms of a license at the time of disclosure. In the event that COMPANY and FOUNDATION are unable to agree to terms for such license within 90 days after entering into negotiations, then FOUNDATION shall be free to negotiate with any third party; provided, however, that FOUNDATION shall not enter into any agreement 1.4ith any such third party that is less favorable to FOUNDATION than COMPANY'S last offer until COMPANY has been give it a thirty day right-of-first-refusal to agree to the same terms and conditions.

5.
COMPANY and FOUNDATION shall retain sole ownership of their respective Background Intellectual Property Rights. Except for any license option expressly granted herein, nothing in this Agreement, or any course of dealing between the parties will be deemed to grant to a party any license whatsoever (whether express, implied, by estoppels or otherwise) in or to any of the other party's Background Intellectual Property Right

6.
The Material Transfer 4. Collaboration Agreement effective 2 February 2015 and signed by PDS Biotechnology Corporation and the University of Kentucky Intellectual Property Development Group is hereby is included in this agreement section by reference and incorporated in full.

ARTICLE VII - Proprietar or Confidential information

Should proprietary of confidential information be exchanged under this agreement, each party agrees, absent any special provisions to the contrary, to:

1.	use its best efforts to receive and maintain in confidence any and all confidential or proprietary information delivered by one party her to the other party;

2.	use confident al information solely for the purpose or purposes tbr which it was disclosed and for no other purpose whatsoever;

3.	as a receiving party, to disclose confidential information to its employees, officers, agents, and representatives only on a need to knowibasis;

4.	identify in writing all confidential or proprietary information as such at the time of disclosure;

5.	not release confidential or proprietary information to any third parties; and

6.
to dispose of Or return proprietary or confidential information to the disclosing party when requested or upon expiration or termination of this contract. The period of protection of confidential information shall be 5 years from the effective date of this contract.1

Confidential information does not include any information which:

1.	is already in the public domain or which becomes available to the public through no breach of confidentiality by the recipient;

2.	was lawfully in recipient's possession on a non-confidential basis prior to receipt from the discloser;

3.	is received by recipient independently on a non-confidential basis from a third party free to lawfully disclose such information tfii the recipient; or

4.	is independently developed by recipient without use of the discloser's confidential information;

The release of confidential information by the receiving party to satisfy the requirements of federal, state or local laws shall not be a breach of this agreement.

The Material Transfer & Collaboration agreement effective 2 February 2015 and signed by PDS Biotechnology Corporation and the University of Kentucky Intellectual Property Development Group is hereby is included in this agreement section by reference and incorporated in full.

ARTICLE VIII - Publication

Subject to limitations of ARTICLE VIII, FOUNDATION shall have the right to publish any information or material resulting from the conduct of the Scope oftork. FOUNDATION shall furnish the COMPANY with a copy of any proposed publication 30 days in advance of the proposed publication date for review and comment. COMPANY may require deletion of any COMPANY Proprietary or Confidential Information included in such proposed publication. COMPANY may also request FOUNDATION to delay publication for a maximum of an additiont4 60 days in order to pursue patent protection on any Invention described in the manuscript. No delay, however, will be imposed on the filing of any student thesis or dissertation.

ARTICLE IX - Changes and Modifications

Any changes to this contract must be made in writing and must be executed by both parties to indicate acceptance of the modification. Any change that might impact cost, price, or delivery must be agreed to in writing prior to initiation of any work associated with the proposed change.

ARTICLE X - Assignment and Subcontracts

Neither performance nor payment involving the whole or any part of research effort described under Article I may be assigned, subcontracted, transferred, lpr otherwise given or imposed on any other party by FOUNDATION without the prior written consent of the COMPANY.

ARTICLE XI - Mutual Responsibilities

1.	Each party will comply with all applicable governmental laws, ordinances, rules and regulations in the performance of this contract.

2.	Without affecting or limiting any other provisions of this contract, it is agreed each party's obligation under Article VIII may survive the expiration of this contract.

3.
Each party to this contract is an independent COMPANY with each party solely responsible for its own business expenses and employels including but not limited to salaries, benefits, insurances, withholding, worker compensation and taxes. Employees oiteither party shall not be deemed agents, employees or representatives of the other party.

4.	In the executibn to this contract, the person whose signatures are set forth are duly authorized to execute the contract and bind the parties.

ARTICLE XII - Use of Names

COMPANY shall not use the name of FOUNDATION or the University of Kentucky in any news release, advertising or other publication without express written permission.

ARTICLE XIII - Termination

Either party may terminate this contract at any time if:

1.
The other party materially breaches the terms of this contract; provided that the non-breaching party shall have given the breaching party written notice of such breach and the breaching party shall have failed to cure the same within (30) days after receipt of such notice.

2.
There is the less or departure of key personnel that would jeopardize both the quality and time of performance or would make performance impractical with respect to budget contemplated for this contract, and a mutually acceptable replacement cannot be found.

3.	Performance of any part of this contract by a party is prevented or delayed by reason of Force Majeure and cannot be overcome by reasonable diligence to satisfaction of either party; or

4.
The other party ceases, discontinues or indefinitely suspends its business activities related to the services to be provided under this contract, or the other party volt or involuntarily files for bankruptcy.

In the event of termination, immediate written notice by email, fax. or hard copy shall be given by the party requesting termination to both the technical and administrative contacts of the other party, which should specify both reason and the effective date of termination.

In addition, either party may terminate this contract for any reason with 30 days written notice by email, fax, or hard cony to both the technical and administrative contacts of the other party.

Upon any termination except for breach of contract, FOUNDATION shall deliver to COMPANY in the state they exist as of the date of termination all work product, materials, including confidential information and property belonging to COMPANY. COMPANY shall within (30) days after termination, pay FOUNDATION all payments due as of the effective date of termination.

ARTICLE XIV - Applicable Law

This contract shall be governed by the laws of the State of Kentucky.

ARTICLE XV - Export Controls

It is understood that FOUNDATION is subject to United States Laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and that its obligations hereunder are contingent on compliance with applicable U.S. export laws and regulations (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979). The transfer of certain technical data and commodities in require a license from the cognizant agency of the United States Government and/or written assurances by the COMPANY that the COMPANY will not re-export data or commodities to certain foreign countries without prior approval of the cognizant government agency. While FOUNDATION agrees to cooperate in securing any license which the cognizant agency deems necessary in connection with this Agreement, FOUNDATION cannot guarantee that such licenses will be granted.

It is the normal operational policy of the FOUNDATION that its work and the results of its research undertakings are exempt from compliance with US governmental export regulations under the Fundamental Research Exemption. Should the COMPANY provide or transmit under this agreement any technology or data that is subject to governmental export regulatory compliance and does not qualify as exempt under the Fundamental Research Exemption, FOUNDATION reserves the right to refuse acceptance of such material or data and/or to terminate this agreement. Such refusal or termination shall not be considered a breach of contract obligations.

ARTICLE XVI - Entire Agreement

This contract is intended by the parties as a final written expression of their agreement and supersedes and replaces any prior oral or written agreement. Any terms or conditions inconsistent with or in addition to terms and conditions herein contained shall be void and of no effect unless specifically agreed to in writing and signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused their authorized officials to execute this Agreement as of the date(s) set forth below:

COMPANY	FOUNDATION

/s/ Frank Bedu-Addo	/s/ Kim C. Carter

Typed Name and Title: Frank Bedu-Addo, President	*Kim C. Carter, Associate Director

Date 03-03-2016	Date 3/3/16

Attachment 1

Statement of Work

Title: Mechanism of action of Versamune ®

Performance site and location;
Jerold Woodward, PhD
Department of Microbiology, Immunology and Molecular Genetics
University of Kentucky Medical Center, MN 426
Lexington, KY 40536

IACUC Protocol no.: 2010-0686

The Woodward lab will perform the following studies as requested by PDS:

PDS Biotechnology is developing and commercializing vaccines based on the company's proprietary cationic lipid (CL) platform, Versamune ® (US patent It 8877206). PDS anticipates under this agreement to study the mechanism of action of cationic lipids to better understand how they improve the activity of vaccines. These studies will include

•	How CL enhances the uptake of proteins or peptides into dendritic cells
•	How CL enhances the "cross presentation" of proteins or peptides
•	The immunostimulatory activity of CL
•	The role of CL is overcoming negative regulatory elements in the immune system.

All studies will be performed using established procedures, developed under previous OSPA contracts.

Attachment 2

Estimated budget for the 8 month period, Nov 1, 2015 to June 30, 2016

Personnel:	$9,856
Supplies including animals	$3,333
Direct cost total:	$13,189

F&A costs (50.5%)	$6,660
Total Costs:	$19,849

Invoices will be submitted to PDS Biotechnology on a monthly basis for all allowable and allocaple costs incurred. The first invoice will include costs incurred from November 1, 2015 to the d Ite of the first invoice.